SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

June 19, 2014

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between State Street Bank and Trust Company (“State Street”) and SSGA Funds Management, Inc. dated February 1, 2011 (the “Agreement”).

Pursuant to the Agreement, we request that you act as the Sub-Administrator for the following series of the State Street Institutional Investment Trust (the “Trust”, and each new series thereof, a “Sub-Admin Fund”, and collectively, the “Sub-Admin Funds”):

•	State Street Equity 500 Index Fund

•	State Street Strategic Real Return Fund

•	State Street Global Equity ex-U.S. Index Fund

•	State Street Aggregate Bond Index Fund

Additionally, please be advised that, with respect to the State Street Equity 500 Index Fund and the Aggregate Bond Index Fund, the undersigned Trust has terminated its Administration Agreement, dated February 28, 2000, with State Street.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

SSGA Funds Management, Inc.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

State Street Institutional Investment Trust, on behalf of the Sub-Admin Funds, solely with respect to Sections 6, 7, 8, 10 and 14 – 22 of the Agreement

By:	/s/ Chad C. Hallett
Name:	Chad C. Hallett
Title:	Treasurer

Accepted:

State Street Bank and Trust Company

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President